Filed pursuant to Rule 433
Registration Statement Nos. 333-202913 and 333-180300-03
March 2, 2016
March 2016	Raymond James

Credit Suisse Structured Product Offering List

Please find the summary of the indicative terms for our March offerings below. All terms, including but not limited to coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium and fixed payment percentage, as applicable, are subject to change and will be determined on the Trade Date. Additionally, dates listed below are expected dates, which are subject to change due to market conditions. The sales concessions listed may only represent a portion of the total underwriting discounts and fees for an offering. Capitalized terms used herein shall have the meaning given to them in the applicable offering documents. Any payment on the securities is subject to Credit Suisse’s ability to pay its obligations as they become due. Each of these summaries of the indicative terms for our March offerings is a general description of the terms of such offering. Please see the applicable offering document at the links provided below. See “Selected Risk Considerations” in the applicable offering documents.

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

18 Month SPX RTY Digital Barrier Notes
If a Knock-In Event does not occur, the investor is entitled to receive a fixed payment at maturity expected to be between [12%-13%]*. If a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying.

CUSIP	Underlying(s)	Knock-In Level	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VXY7	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 75% of Initial Level; European Knock-In	[12-13]%	1.25%			3/18/16	3/28/16	9/25/17

2 Year SPX Digital Buffered Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a fixed payment at maturity expected to be between [15.00%-17.00%]*. If the Final Level is less than the Initial Level by more than the Buffer Amount of 10%*, the Redemption Amount at maturity will equal the principal amount of securities held multiplied by the sum of one plus (i) the performance of the Underlying and (ii) the Buffer Amount. Therefore, the investor can lose up to 90% of the principal amount of securities held. If the Final Level is less than the Initial Level by not more than the Buffer Amount, the Redemption Amount at maturity will equal the principal amount of securities held.

CUSIP	Underlying(s)	Buffer Amount	Fixed Payment Percentage*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VXX9	S&P 500® Index	10%	[15.00-17.00]%	1.50%			3/18/16	3/28/16	3/26/18

FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

3 Year SPX RTY Contingent Coupon Callable Yield Notes
For each contingent coupon period, unless the securities are redeemed earlier on any applicable semi-annual Contingent Coupon Payment Date, the investor is entitled to receive a contingent coupon expected to be between [9.25%-9.75%]* per annum if a Coupon Barrier Event does not occur. If a Coupon Barrier Event does occur, no contingent coupon will be paid for the corresponding contingent coupon period. A Coupon Barrier Event occurs if on the applicable Observation Date, the closing level of any Underlying is less than its Coupon Barrier Level, which for each Underlying will be approximately 70%* of its Initial Level. Subject to Early Redemption, if a Knock-In Event occurs, the Redemption Amount at maturity will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Knock-In Event does not occur, the Redemption Amount will be the principal amount of the securities held.

CUSIP	Underlying(s)	Knock-In Level*	Contingent Coupon Schedule	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VXZ4	Lowest Performing of: S&P 500® Index and Russell 2000® Index	Approximately 70% of Initial Level; European Knock-In	Semi-annual contingent coupon periods	1.50%			3/18/16	3/28/16	3/28/19

4 Year SPX SX5E Autocallable Securities
If a Trigger Event occurs on any Observation Date, the securities will be automatically redeemed and you will be entitled to a cash payment equal to the principal amount of the securities held plus the Automatic Redemption Premium applicable to that Observation Date. If a Trigger Event occurs on the first Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [14.00-15.00]%*; on the second Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [28.00-30.00]%*; on the third Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [42.00-45.00]%*; on the fourth Observation Date, then the investor will be entitled to receive a cash payment equal to the principal amount of the securities held plus [56.00-60.00]%*. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event occurs, the Redemption Amount will equal the principal amount of the securities held multiplied by the sum of one plus the performance of the Lowest Performing Underlying. If a Trigger Event has not occurred and the Final Level of the Lowest Performing Underlying is less than its Initial Level, and a Knock-In Event has not occurred, the Redemption Amount will equal the principal amount of the securities held plus 10.00%.

CUSIP	Underlying(s)	Knock-In Level*	Trigger Level*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VYA8	Lowest Performing of: S&P 500® Index and EURO STOXX 50® Index	Approximately 70% of Initial Level; European Knock-In	100% of Initial Level	1.75%			3/18/16	3/28/16	3/25/20

5 Year CSEARC5E CS Notes
If the Final Level is equal to or greater than the Initial Level, the investor is entitled to receive a payment at maturity based on the percentage change from the Initial Level to the Final Level times an Upside Participation Rate expected to be between [150%-160%]*. If the Final Level is less than the Initial Level, the Redemption Amount at maturity will equal the principal amount of securities held.

CUSIP	Underlying(s)	Upside Participation Rate*	Sales Concession	Preliminary Pricing Supplement	Fact Sheet	Trade Date	Settlement Date	Maturity Date
22546VY91	CS Retiree Consumer Expenditure 5% Blended Index Excess Return	[150-160]%	2.50%			3/18/16	3/28/16	3/25/21

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FOR BROKER-DEALER USE ONLY. NOT FOR DISTRIBUTION. SUBJECT TO CHANGE.

* The actual coupon rate, participation rate, knock-in level, coupon barrier level, buffer amount, automatic redemption premium or fixed payment percentage, as applicable, to be determined on the Trade Date.

Credit Suisse AG (“Credit Suisse”) has filed a registration statement (including a prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, with respect to the offerings to which this Structured Product Offering List relates. Before you invest, you should read the applicable Preliminary Pricing Supplement, the applicable Underlying Supplement, the applicable Product Supplement, the Prospectus Supplement and the Prospectus, to understand fully the terms of each offering of securities and other considerations that are important in making a decision about investing in any of the securities. If the terms described in the applicable Preliminary Pricing Supplement are inconsistent with those discussed herein, the terms described in the applicable Preliminary Pricing Supplement will control. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse or any agent or any dealer participating in the applicable offering will arrange to send you the applicable Preliminary Pricing Supplement, Underlying Supplement, Product Supplement, Prospectus Supplement and Prospectus if you request by calling toll-free 1-(877)-927-7335.

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